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                           MEMORANDUM OF UNDERSTANDING

                  This Memorandum is made and entered into as of the 22nd day of March, 1996 by and between ROSE HILLS MEMORIAL PARK ASSOCIATION, a California Nonprofit Mutual Benefit Corporation (the "Association") and INTERNATIONAL BUDDHIST PROGRESS SOCIETY, a California Nonprofit Religious Corporation (the "Temple").

                                   I - RECITAL

Association and Temple have entered into a written Agreement dated March 1, 1994, as amended by and Amendment thereto dated September 1, March 15, 1995, May 1995, and October 15, 1995, pertaining to the development and use of a portion of the Rose Hills Memorial Park, commonly known as 3888 South Workman Mill Road, County of Los Angeles, State of California, consisting of Parcel "A" ("Project Site") and Parcel "B" ("Adjacent Site").

With respect to Parcel "A", the Agreement provides, in part, as follows:

1.1 Association shall deliver control of the Site to Temple, prior to the commencement of the Work, in the condition as a "finished lots.

1.2 The "finished lot" shall include without limitation, all required on-site and off-site improvements, such as paved access roads, water, sewer (by septic tank), electrical power, telephone, gas, drainage improvements, landscape, street lights, curbs and gutters, and rough grading, so as to permit the construction of the Complex by Temple without further material site improvement.

1.3 Association shall be responsible, at its sole costs and expense, for the preparation of the engineering and for the construction of all infra-structures associated with the forty-two (42) foot wide access road (the "Association access road"), and other improvements described in Item 1.2 above, from the starting point (near Mariposa Terrace) to the proposed entry gate of the Buddhist Memorial Complex.

1.4 Temple shall pay (or on demand reimburse Association for) the costs of the remaining site improvements contemplated by Item 1.2 above, including the twenty-six (26) foot wide access road from the proposed entry gate of the Buddhist Memorial Complex to the Project Site and Adjacent Site (the "Temple access road"), and the other improvements within the Sites described in Item 1.2 above, up to a maximum amount of six hundred fifty thousand dollars ($650,000.00).

1.5 In the event that the actual construction costs for the improvements described in Item 1.4 above exceed the sum of six hundred fifty thousand dollars ($650,000.00), the excess amount shall be shared equally by Association and Temple. However, Association's share of the excess amount shall not



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         exceed the sum of five hundred thousand dollars ($500,000.00), regardless of the total overrun amount.

1.6 No payment shall be required from Temple until such time as all required permits for the construction of the Complex have been issued. Thereafter, payment shall be made by Temple on a progress basis as the work specified in Item 1.4 above is performed. Temple shall advance the entire of the construction costs, including Association's share of the costs overruns. Association shall reimburse Temple for Association's share of the cost overruns on or prior to the earlier date of (a) Temple's exercise of its option to purchase the Adjacent Site, or (b) prior to the seventh
         (7th) anniversary date of the original Agreement - March 1, 2001.

                                2 - UNDERSTANDING

2.1 Association has completed the final design of the off-site and infrastructure improvements and is in the process of obtaining permits from the Los Angeles County Public Works Department. At the same time, Association has completed grading of building pad, Stupa Garden area, and Temple Access Road and is in the process of installing water, electrical power, telephone, drainage improvements, and curbs and gutters.

2.2 The estimated cost for the construction of the improvements described in Item 1.4 above is approximately $980,000.00 (see the attached detailed cost breakdown). This estimated construction cost will be updated at the completion of all construction activities.

2.3 Association is currently paying for all construction costs per conditions described in Item 1.6 above.

2.4 At Association's request, Temple has agreed to advance a $300,000.00 payment on 3/26/96 to Association for the payment of improvements described in Item 1.4 above. The remaining balance shall be paid for by Temple upon receiving all required permits for the construction of the Complex and completion of construction activities for the improvements described in Item 1.4 above.

2.5 Association shall reimburse Temple the $300,000.00 advance payment in the event Association was unable to obtain all required permits for the construction of the Complex.


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IN WITNESS WHEREOF the parties have executed this Memorandum of Understanding as of 22nd day of March, 1996.

INTERNATIONAL BUDDHIST PROGRESS        ROSE HILLS MEMORIAL PARK
SOCIETY, a California nonprofit        ASSOCIATION, a California
religious corporation                  mutual benefit corporation


By:                                    By:
   ---------------------------            -------------------------

Name:                                  Name:
     -------------------------              -----------------------


Its: Designated Representative         Its: Designated Representative